Exhibit 3.3

THE BOARD OF DIRECTORS

OF

CANNABICS PHARMACEUTICALS INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 15th day of August, 2014

The Board of Directors which was present for this meeting & took active part therein was:

Zohar Koren

Eyal Ballan

Itamar Borochov

WHEREAS there has been presented to and considered by this meeting a Motion to create a wholly owned Subsidiary of our Corporation for Research & Development in the state of Israel, to be named GRIN ULTRA LTD.

NOW THEREFORE BE IT RESOLVED that the majority of Directors having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have unanimously decided and RESOLVED that:

The Company shall hereby move to create and incorporate a valid Subsidiary in the state of ISRAEL, with the initial Directors to be the same as those 3 of the Parent Corporation enumerated supra; and to this effect does hereby direct its authorized attorneys and agents to so create said Subsidiary, in full compliance with the local rules thereof, as well as the state of Nevada.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: August 15th, 2014

________________________

David E. Price, Secretary, Corp Counsel